Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-197093) of Rayonier Advanced Materials Inc. of our report dated June 28, 2024, relating to the financial statements and supplemental schedules of the RYAM 401(k) Plan for Jesup Hourly Employees which appear in this Form 11-K for the year ended December 31, 2023.

/s/ Ennis, Pellum & Associates, P.A.

Jacksonville, Florida
June 28, 2024